ESCROW AGREEMENT

THIS AGREEMENT made as of the 1st day of February, 2008.

AMONG:

COUNTERPATH CORPORATION, a Nevada corporation, with an address at Suite 300, One Bentall Centre, 505 Burrard Street, Vancouver, British Columbia, V7X 1M3

(the “Company”)

AND:	FIRSTHAND TECHNOLOGIES INC., an Ontario corporation with an address at 300 - 350 Terry Fox Drive, Ottawa, Ontario, K2K 2P5

(“Priveco”)

AND:

COVINGTON VENTURE FUND INC., an Ontario corporation with an address at 200 Front Street West, Suite 3003, P.O. Box 10, Toronto, Ontario, M5V 3K2

(“CVF”)

AND:

BDC CAPITAL INC., a federal Canadian corporation with an address at Main Floor, BDC Tower, Bentall One, 505 Burrard Street, Vancouver, British Columbia, V7X 1V3

(“BDC”)

AND:

SKYPOINT II, G.P. CO. INC., an Ontario corporation with an address at Tower B, 830 – 555 Legget Drive, Ottawa, Ontario, K2K 2X3

(“Skypoint”)

AND:

SKYPOINT II, G.P. CO. (US) INC., a Delaware corporation with an address at Tower B, 830 – 555 Legget Drive, Ottawa, ON K2K 2X3

(“Skypoint US”)

(CVF, BDC, Skypoint and Skypoint US are collectively referred to herein as the “Shareholders”)

AND:

CLARK WILSON LLP of 800 – 885 Georgia Street W., Vancouver, British Columbia, Canada V6C 3H1

(the “Escrow Agent”)

WHEREAS:

A.                         The Company, Priveco and the Shareholders have entered into a Share Exchange Agreement (the “Exchange Agreement”) dated January 28, 2008 pursuant to which, among other things, the Shareholders agreed to make or arrange for certain payments to the Company in the event that Priveco failed to (i) meet certain cash requirements, and (ii) accrue scientific research and experimental development (“SRED”) claims for certain amounts of SRED cash refunds (or SRED credits in the case of any amounts claimed after the date of the Exchange Agreement);

B.                          The Company and the Shareholders wish to appoint the Escrow Agent to accept, hold and deliver, pursuant to the terms of this Agreement, the Escrowed Shares (as defined in, and calculated in accordance with, Schedule 1 attached hereto) and in the amounts set opposite the Shareholders’ respective names in Table I and Table II of Schedule 2 attached hereto, registered in the names of the respective Shareholders to secure the obligations of the Shareholders pursuant to Sections 6.12 and 6.13 of the Exchange Agreement;

C.                          Priveco’s non-cash working capital as of the closing of the transactions contemplated by the Exchange Agreement is set out on Schedule 3 attached hereto; and

D.                         The Company and the Shareholders have agreed that the Escrowed Shares will be held by the Escrow Agent and released only in accordance with this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	INTERPRETATION
1.1	In this Agreement:
(a)	the headings have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement;
(b)	all references to any party, whether a party to this Agreement or not, will be read with such changes in number and gender as the context or reference requires;
(c)	when the context hereof makes it possible, the word “person” includes in its meaning any firm and any body corporate or politic; and
(d)	all capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Exchange Agreement.
2.	DEPOSIT INTO ESCROW

2.1                        Each of the Shareholders will, or will instruct the Company to, deliver (i) its respective proportion of the Escrowed Shares (as set out in Schedule 2 attached hereto), and (ii) a stock power of attorney (each, a “POA”), in the form specified by the Company’s transfer agent, to the Escrow Agent and the Escrow Agent will hold the Escrowed Shares and the POAs in escrow subject to the terms and conditions of this Agreement. The Escrow Agent will acknowledge receipt of the Escrowed Shares and the POAs in writing upon receipt thereof.

3.	ESCROW PROVISIONS

3.1                        The Company and the Shareholders hereby direct the Escrow Agent to retain the Escrowed Shares and the POAs and not to cause anything to be done to release the same from escrow except in accordance with this Agreement. The Escrow Agent accepts its responsibilities hereunder and agrees to perform them in accordance with the terms hereof.

3.2                        The Escrow Agent will hold the Escrowed Shares and the POAs in escrow and will, unless prohibited by an order of a court of competent jurisdiction, release from escrow and deliver:

(a)	the Cash Escrowed Shares (as defined in Schedule 1 attached hereto), as set out on Table I of Schedule 2 attached hereto, as follows:
(i)

to the Shareholders forthwith upon Priveco having provided evidence to the Company, in the form of bank statements and such other reconciliations and certifications as the Company may reasonably require, that Priveco has at least $6,000,000 less the Severance Amounts in cash on the Closing Date (the “Cash Evidence”), or

(ii)

to the Shareholders, in the event that Priveco has less than $6,000,000 less the Severance Amounts in cash on the closing of the Exchange Agreement, on the date that such Shareholders provide, or arrange to

provide, up to                 nil                      (the “Cash Top Up”), which Cash Top Up may be paid through the conversion of non-cash working capital (excluding any SRED claims received after the date that is one year from the closing of the Exchange Agreement) into cash, provided that such date is within one year from the closing of the Exchange Agreement (the “Cash Date”), or

(iii)	in the event that the Shareholders fail to provide, or fail to arrange to provide, any amount of cash up to the Cash Top Up by the Cash Date, then:
A.

such number of the Cash Escrowed Shares shall be released and delivered to the Company for cancellation as is equal to the total number of Cash Escrowed Shares multiplied by a fraction, the numerator of which is the amount which is equal to the Cash Top Up less: (a.) any amounts paid through the conversion of non-cash working capital, and (b.) any amounts paid by the Shareholders in respect of the Cash Top Up as of the Cash Date and the denominator of which is the Cash Top Up; and

B.	the balance of the Cash Escrowed Shares shall be released and delivered to the Shareholders.
(b)	the SRED Escrowed Shares (as defined in Schedule 1 attached hereto), as set out on Table II of Schedule 2 attached hereto, as follows:
(i)

to the Shareholders forthwith upon Priveco, or its successors, having received SRED cash refunds equal to the amount accrued as of the date of the Exchange Agreement, not to be less than $1,125,000 (the “SRED Amount”), or

(ii)

to the Shareholders, in the event that Priveco, or its successors, have received SRED cash refunds of less than the SRED Amount, on the date that such Shareholders provide, or arrange to provide, up to $1,125,000 (the “SRED Top Up”), provided that such date is within eighteen months from the closing of the Exchange Agreement (the “SRED Date”), or

(iii)

in the event that the Shareholders fail to provide, or fail to arrange to provide, any amount of cash up to the SRED Top Up by the SRED Date and provided that: (A) Priveco shall have applied for all applicable federal and provincial SRED claims relating to: (I) financial periods ending on or before December 31, 2007 (the “2007 Claim”), on or before the closing of the Exchange Agreement, and (II) the financial period commencing January 1, 2008 and ending on execution of the Exchange Agreement by all parties thereto (the “Stub Period Claim”), within the earlier of (a.) the date that is eight months from the closing of the Exchange Agreement and (b.) forty-five days of the receipt of a refund for the 2007 Claim; (B)

Priveco and the Company have taken all commercially reasonable steps necessary to obtain such SRED cash refunds; and (C) neither the Company nor Priveco has taken any steps, actions or proceedings following the Closing Date which would restrict, limit or prevent Priveco from applying for and obtaining any SRED cash refund, then:

A.

such number of the SRED Escrowed Shares shall be released and delivered to the Company for cancellation as is equal to the total number of SRED Escrowed Shares multiplied by a fraction, the numerator of which shall be the amount which is equal to $1,125,000 less: (a.) the amount of the SRED cash refunds received by Priveco as of the SRED Date, and (b.) any amounts paid by the Shareholders in respect of the SRED Top Up as of the SRED Date and the denominator of which shall be $1,125,000, and

B.

the balance of the SRED Escrowed Shares shall be released and delivered to the Shareholders and thereafter any additional SRED cash refunds: (a.) up to the amount of the SRED Top Up received by Priveco (or any successor entity) in respect of the 2007 Claim or the Stub Period Claim shall be forthwith delivered to the Shareholders (or as they may otherwise direct) based on the liquidation preferences set forth in the terms and conditions attached to Priveco’s shares as of the date of this Agreement, and (b.) greater than the amount of the SRED Top Up received by Priveco (or any successor entity) in respect of the 2007 Claim or the Stub Period Claim shall remain with Priveco (or any successor entity); and

(c)	the POAs:
(i)	to the Shareholders forthwith upon: (A) Priveco having provided the Cash Evidence; and (B) Priveco, or its successors, having received SRED cash refunds equal to or greater than the SRED Amount, or
(ii)

to the Shareholders upon the later of the date on which the Shareholders provide, or arrange to provide: (A) the full amount of the Cash Top Up, provided that the Shareholders have previously provided, or arranged to provide, the full amount of the SRED Top Up, and (B) the full amount of the SRED Top Up, provided that the Shareholders have previously provided, or arranged to provide, the full amount of the Cash Top Up, or

(iii)

to the Company in the event that the Shareholders fail to provide, or fail to arrange to provide: (A) any amount of cash up to the Cash Top Up by the Cash Date, or (B) any amount of cash up to the SRED Top Up by the SRED Date; provided that such POAs shall be used only to the extent necessary to cancel the number of Cash Escrowed Shares and/or SRED

Escrowed Shares determined in accordance with Sections 3.2(a)(iii) and/or 3.2(a)(iii), as applicable, hereof.

3.2A                    The Escrow Agent, Company, Priveco and the Shareholders hereby acknowledge and agree that any of:

(a)

the Cash Escrowed Shares to be released and delivered to the Company and/or the Shareholders, as applicable, pursuant to Sections 3.2(a)(ii) and/or 3.2(a)(iii), as applicable, hereof, shall be released and delivered within five business days of the later of: (i) receipt by the Escrow Agent of a Joint Direction (as defined below); and the Cash Date; and

(b)

the SRED Escrowed Shares to be released and delivered to the Company and/or the Shareholders, as applicable, pursuant to Sections 3.2(b)(ii) and/or 3.2(b)(iii), as applicable, hereof, shall be released and delivered within five business days of the later of: (i) receipt by the Escrow Agent of a Joint Direction (as defined below); and (ii) the SRED Date.

3.2B                     The Company, Priveco and the Shareholders hereby acknowledge and agree that the Company and Priveco shall promptly provide to the Shareholders confirmation of any SRED cash refunds received on account of the 2007 Claim and the Stub Claim Period, notice of any audit assessment of the 2007 Claim and the Stub Period Claim and such other updates, reports and other information necessary as they may reasonably request with respect to the 2007 Claim and the Stub Period Claim.

3.3                        The Escrow Agent is authorized by each of the Company and the Shareholders to make the deliveries required by Section 3.2 of this Agreement and each of the Company and the Shareholders agrees that the Escrow Agent will rely entirely upon a joint written confirmation, which confirmation will not be unreasonably withheld, from the Company and each of the Shareholders as to whether the requirements contemplated by Sections 3.2(a) and/or (b), as applicable, have been met.

3.4                        The Company hereby acknowledges and agrees that in the event that the Shareholders do not provide or arrange to provide any amount of the Cash Top Up and/or SRED Top Up on or before the Cash Date and/or the SRED Date, as applicable, the Company’s sole recourse and exclusive remedy shall be its right to cancel the applicable number of Escrowed Shares in accordance with the terms of this Agreement.

4.	ESCROW AGENT

4.1                        In exercising the rights, duties and obligations prescribed or confirmed by this Agreement, the Escrow Agent will act honestly and in good faith and will exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

4.2                        The Company agrees from time to time and at all times hereafter well and truly to save, defend and keep harmless and fully indemnify the Escrow Agent, its successors and assigns from and against all loss, costs, charges, suits, demands, claims, damages and expenses which the Escrow Agent, its successors or assigns may at any time or times hereafter bear, sustain, suffer or be put unto for or by reason or on account of its acting pursuant to this Agreement or anything in any manner relating thereto or by reason of the Escrow Agent’s compliance in good faith with the terms hereof. Except for acts of gross negligence or wilful misconduct, the Escrow Agent shall not be liable to the Company, the Shareholders or any of their directors, officers, shareholders, agents or representatives or any of their respective successors or assigns for any action taken or omitted to be taken by it or on its behalf in good faith and in the exercise of its judgment.

4.3                        In case proceedings should hereafter be taken in any court respecting any of the Escrowed Shares, the Escrow Agent will not be obliged to defend any such action or submit its rights to the court until it has been indemnified by other good and sufficient security in addition to the indemnity given in Section 4.2 against its costs of such proceedings.

4.4                        The Escrow Agent will have no responsibility in respect of loss of any of the Escrowed Shares or the POAs except the duty to exercise such care in the safekeeping thereof as it would exercise if the Escrowed Shares and the POAs belonged to the Escrow Agent. The Escrow Agent may act on the advice of counsel but will not be responsible for acting or failing to act on the advice of counsel except in the event of gross negligence or wifull misconduct on the part of the Escrow Agent.

4.5                        The Escrow Agent will not be bound in any way by any contract between the other parties hereto whether or not it has notice thereof or of its terms and conditions and the only duty, liability and responsibility of the Escrow Agent will be to hold the Escrowed Shares and the POAs as herein directed and to pay and deliver the same to such persons and other such conditions as are herein set forth. The Escrow Agent will not be required to pass upon the sufficiency of any of the Escrowed Shares of the POAs or to ascertain whether or not the person or persons who have executed, signed or otherwise issued or authenticated the said documents have authority to so execute, sign or authorize, issue or authenticate the said documents or any of them, or that they are the same persons named therein or otherwise to pass upon any requirement of such instruments that may be essential for their validity, but it shall be sufficient for all purposes under this Agreement insofar as the Escrow Agent is concerned that the said documents are deposited with it as herein specified by the parties executing this Agreement with the Escrow Agent.

4.6                        In the event that any of the Escrowed Shares are attached, garnished or levied upon under any court order, or if the delivery of such property is stayed or enjoined by any court order or if any court order, judgment or decree is made or entered affecting such property or affecting any act by the Escrow Agent, the Escrow Agent may, in its sole discretion, obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of this Agreement to the contrary. If the Escrow Agent obeys and complies with any such writs, orders, judgments or decrees, it will not be liable to any of the parties hereto or to any other person, form or corporation by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees may be subsequently reversed, modified, annulled, set aside or vacated.

4.7                        Except as herein otherwise provided, the Escrow Agent is authorized and directed to disregard in its sole discretion any and all notices and warnings which may be given to it by any of the parties hereto or by any other person, firm, association or corporation. It will, however, at its sole discretion, obey the order, judgment or decree of any court of competent jurisdiction, and it is hereby authorized to comply with and obey such orders, judgments or decrees and in case of such compliance, it shall not be liable by reason thereof to any of the parties hereto or to any other person, firm, association or corporation, even if thereafter any such order, judgment or decree may be reversed, modified, annulled, set aside or vacated.

4.8                        If the Escrow Agent receives any valid court order contrary to the instructions contained in this Agreement, the Escrow Agent may continue to hold all or any of the Escrowed Shares and the POAs until the lawful determination of the issue between the parties hereto.

4.9                        If written notice of protest is made by any of the Company and/or the Shareholders to the Escrow Agent to any action contemplated by the Escrow Agent under this Agreement, and such notice sets out reasons for such protest, the Escrow Agent may at its sole discretion continue to hold all or any of the Escrowed Shares and the POAs until the right to the documents is legally determined by a court of competent jurisdiction or otherwise.

4.10                      The Escrow Agent may resign as Escrow Agent by giving not less than five (5) days’ notice thereof to the Company and the Shareholders. The Company and the Shareholders may terminate the Escrow Agent by giving not less than five (5) days’ notice to the Escrow Agent. The resignation or termination of the Escrow Agent will be effective and the Escrow Agent will cease to be bound by this Agreement on the date that is five (5) days after the date of receipt of the termination notice given hereunder or on such other date as the Escrow Agent, the Company and the Shareholders may agree upon. All indemnities granted to the Escrow Agent herein will survive the termination of this Agreement or the termination or resignation of the Escrow Agent. In the event of termination or resignation of the Escrow Agent for any reason, the Escrow Agent shall, within that five (5) days’ notice period deliver the Escrowed Shares and the POAs in its possession to the new escrow agent to be named by the Company and the Shareholders.

4.11                      Notwithstanding anything herein to the contrary, the Escrow Agent may act upon any written instructions given jointly by the Company and the Shareholders.

4.12                      Notwithstanding anything to the contrary contained herein, in the event of any dispute arising between any of the Company, Priveco and/or the Shareholders under this Agreement or if the Escrow Agent in its sole discretion shall conclude that there is a bona fide question, confusion or dispute in respect of or as to any matter under this Agreement including, without limitation, the holding or payment of the Escrowed Shares, the duties of the Escrow Agent in respect of any other matter arising hereunder or the validity, enforceability, extent of enforceability or meaning of any provision of this Agreement, the Escrow Agent may in its sole discretion deliver and interplead all or any of the Escrowed Shares and POAs into court and such delivery and interpleading will be an effective discharge to the Escrow Agent.

5.	FEES

5.1                        The Company will pay all of the compensation of the Escrow Agent and will reimburse the Escrow Agent for any and all reasonable expenses, disbursements and advances made by the Escrow Agent in the performance of its duties hereunder, including reasonable fees, expenses and disbursements incurred by its counsel.

6.	GENERAL

6.1                        Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties.

6.2                        This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators and successors.

6.3                        The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

6.4                        This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

6.5                        Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address:

(a)	If to the Company:

Suite 300, One Bentall Centre

505 Burrard Street

Vancouver, British Columbia

Canada V7X 1M3

Attention:	David Karp
Facsimile:	(604) 320-3399
E-mail:	dkarp@counterpath.com

(b)	If to CVF:

200 Front Street West

Suite 3003

P.O. Box 10

Toronto, Ontario

M5V 3K2

Attention:	Will Jin
Facsimile:	(416) 365-9822
E-mail:	will@covingtoncap.com
(c)	If to BDC:

Main Floor BDC Tower

Bentall One

505 Burrard Street

Vancouver, British Columbia

V7X 1V3

Attention:	Greg Smith
Facsimile:	(604) 666-7650
E-mail:	greg.smith@bdc.ca

With a facsimile or electronic copy to:

Attention:	Roch Charbonneau
Facsimile:	(613) 996-7331
E-mail:	roch.charbonneau@bdc.ca
(d)	If to Skypoint and/or Skypoint US:

Tower B

830 – 555 Legget Drive

Ottawa, Ontario

K2K 2X3

Attention:	Leo Lax
Facsimile:	(613) 271-1505
E-mail:	llax@skypointcorp.com
(e)	If to the Escrow Agent:

Clark Wilson LLP

800 – 885 Georgia St W

Vancouver, British Columbia

Canada V6C 3H1

Attention:	Virgil Z. Hlus
Telephone:	604.687.5700
Facsimile:	604.687.6314
E-mail:	vzh@cwilson.com

(or to such other address as any party may specify by notice in writing to another party). Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the electronic communication was successfully transmitted, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

6.6                        Time is of the essence of this Agreement.

6.7                        It is understood and agreed by the parties to this Agreement that the only duties and obligations of the Escrow Agent are those specifically stated herein and no other.

6.8                        In the event of any inconsistency between the application of any provision of this Agreement and the application of any provision of the Exchange Agreement, the provision contained in this Agreement shall prevail.

6.9                        This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.

COUNTERPATH CORPORATION Per: /s/ Donovan Jones Name: Donovan Jones Title: President	FIRSTHAND TECHNOLOGIES INC. Per: /s/ David Hattey Name: David Hattey Title: President and CEO

COVINGTON CAPITAL CORPORATION as agent for COVINGTON VENTURE FUND INC. Per: /s/ Scott Clark Name: Scott Clark Title: Managing Director	BDC CAPITAL INC. Per: /s/ Glenn Egan Name: Glenn Egan Title: Vice President Per: /s/ R. Charbonneau Name: R. Charbonneau Title: Director
SKYPOINT II, G.P. CO. INC. Per: /s/ Leo Lax Name: Leo Lax Title: CEO	SKYPOINT II, G.P. CO. (US) INC. Per: /s/ Leo Lax Name: Leo Lax Title: CEO
CLARK WILSON LLP Per: /s/ Virgil Hlus Name: Virgil Hlus Title: Partner

SCHEDULE 1

DETERMINATION OF ESCROWED SHARES

1.	Cash Requirement

As security for the payment of the Cash Top Up, the Shareholders will contribute the aggregate number of shares of the Company’s common stock determined as follows and allocated as set forth in Table I of Schedule 2:

The amount that is equal to $6,000,000 less: (a) the Severance Amounts, and (b) the amount of Priveco’s cash on the closing of the Exchange Agreement, divided by $0.45 (the deemed price of one share of the Company’s common stock) multiplied by 1.5 (security multiplier) equals the aggregate number of shares to be deposited into escrow to secure the payment of the Cash Top Up (the “Cash Escrowed Shares”).

2.	SRED Cash Refund Requirement

As security for the payment of the SRED Top Up, the Shareholders will contribute the aggregate number of shares of the Company’s common stock determined as follows and allocated as set forth in Table II of Schedule 2:

$1,125,000 divided by $0.45 (the deemed price of one share of the Company’s common stock) multiplied by 1.5 (security multiplier) equals the aggregate number of shares to be deposited into escrow to secure the payment of the SRED Top Up (the “SRED Escrowed Shares”).

The Cash Escrowed Shares and the SRED Escrowed Shares are collectively referred to as the “Escrowed Shares”.

SCHEDULE 2

Table I

(Cash Requirement)

Shareholder	Number of Shares to be deposited in Escrow
Covington Venture Fund Inc. A/C #104072-053	Nil
BDC Capital Inc.	Nil
Skypoint II, G.P. Co. Inc.	Nil
Skypoint II, G.P. Co. (US) Inc.	Nil
Total	Nil

Table II

(SRED Cash Refund Requirement)

Shareholder	Number of Shares to be deposited in Escrow
Covington Venture Fund Inc. A/C #104072-053	1,250,000
BDC Capital Inc.	1,250,000
Skypoint II, G.P. Co. Inc. as nominee	580,563
Skypoint II, G.P. Co. Inc. as nominee	195,000
Skypoint II, G.P. Co. Inc. as nominee	93,750
Skypoint II, G.P. Co. Inc. as nominee	312,813
Skypoint II, G.P. Co. (US) Inc. as nominee	67,874
Total	3,750,000

SCHEDULE 3

Non-cash Working Capital as at the Closing of the Exchange Agreement

Non-cash Current Assets:
Accounts receivable	$289,492
Accrued receivables	9,604
Interest and GST receivable	27,465
SRED recoverable	1,125,000
Prepaid expenses	200,440
Total Non-cash Current Assets	$1,652,001

Current and Long-term Liabilities:
Accounts payable	$92,347
Columbia research fee	409,113
Columbia patent expense	275,000
Accrued liabilities	69,400
Accrued salary	0
Vacation liabilities	217,156
Deferred revenue	78,599
Total Current and Long-term Liabilities	$1,141,615
Total non-cash working capital	$510,386

CW1604004.7